LOGANSPORT FINANCIAL CORPORATION ANNOUNCES THE
            RETIREMENT OF ITS PRESIDENT AND APPOINTMENT OF SUCCESSOR

     Logansport, Indiana (January 26, 2000). Logansport Financial Corp. (NASDAQ Small Cap Market, "LOGN"), an Indiana corporation (the "Company"), which is the holding company of Logansport Savings Bank, FSB, a federal savings bank (the "Bank"), announced today that its President, Thomas G. Williams, will retire effective as of the date of the Company's annual shareholder meeting on April 11, 2000. His successor will be David G. Wihebrink, a current member of the Board of Directors of the Company, who will assume the duties of President of the Company and the Bank on April 11, 2000.

     Williams' tenure at Logansport Savings Bank, FSB began in 1959 when he became the Bank's manager. He was later named Executive Vice President before being named President in 1971. He became a member of the Bank's Board of Directors in 1962. During the 41 years Williams has been with the Bank, total assets have increased from approximately $750,000 to $117,000,000.

     David Wihebrink is currently the Vice President and Chief Financial Officer of T.M. Morris Manufacturing Company. He has been a member of the Board of Directors of the Bank since 1991. Prior to his employment with T.M. Morris, he was a partner in the accounting firm of Wihebrink & Zehner, and before that of the accounting firm Smith, Thompson and Wihebrink.

     William Tincher, a member of the Board of Directors of the Company, expressed the Board's gratitude toward Williams for his many years of outstanding leadership and making the local bank one of the strongest in the industry. "Tom has shown strong and steady leadership during his long tenure with the bank. He has helped the bank weather all kinds of economic conditions, while being extremely loyal and devoted to the bank. As a Board we are grateful for his leadership."

     At December 31, 1999, the Company had consolidated total assets of $117 million and shareholders' equity of $16 million. The Bank is based in Logansport, Indiana.